Exhibit 2.2
EXECUTION COPY
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “ Agreement”) is made as of this ___day of November 2009, by and between E & J Ventures, LLC, an Indiana limited liability company (“ Buyer”), ACL PROFESSIONAL SERVICES INC., a Delaware corporation (“Seller”) and SUMMIT CONTRACTING, LLC, SUMMIT CIVIL SERVICES, LLC and SUMMIT ENVIRONMENTAL SERVICES, LLC, each an Indiana limited liability company (collectively, the “Companies”) and GHC&K, LLC, an Indiana limited liability company (“GHC&K”).
W I T N E S S E T H:
     A. The Seller is the owner of all of the issued and outstanding units (the “Units”) of Summit Contracting, LLC.
     B. Summit Civil Services, LLC and Summit Environmental Services, LLC are each wholly owned subsidiaries of Summit Contracting, LLC.
     C. The Buyer desires to purchase from Seller, and Seller desires to sell to Buyer all of the Units upon the terms and subject to the conditions set forth herein.
     D. The Companies and GHC&K are entering into this Agreement for the purpose of making certain representations, warranties and covenants as more particularly described herein.
     NOW THEREFORE, the parties hereto agree as follows:
1.	Sale and Purchase of the Units; Purchase Price.
     (a) Units. At the Closing and pursuant to the terms and conditions set forth herein, Seller will sell and transfer all of the Units to Buyer, and Buyer will purchase all of the Units from Seller.
     (b) Purchase Price. The total purchase price for the Units (the “ Purchase Price”) shall be equal to Three Million Dollars ($3,000,000) plus Seller’s portion of the Retainage, as calculated pursuant to Section 1(c).
     (c) Retainage. Seller shall be entitled to seventy percent (70%) of the “Retainage”, which shall mean the retainage as reflected in the Companies’ books and records as of the Closing Date, which the parties estimate will be $3,268,170.28 as of the Closing Date.
     (d) Payment of the Purchase Price. The Purchase Price shall be paid as follows:
     (i) Buyer shall issue an interest-bearing holdback note (the “ Holdback Note”) in the aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “ Holdback Amount”) at the Closing in favor of Seller, which Holdback Note shall be substantially in the form of Exhibit A attached hereto.

Page | 1

     (ii) Buyer shall pay to Seller at Closing, in cash by wire transfer of immediately available funds to such account designated in writing by Seller prior to the date hereof, an amount equal to Two Million Seven Hundred and Fifty Thousand Dollars ($2,750,000) (the “ Closing Date Payment”).
     (iii) Buyer shall pay Seller’s portion of the Retainage to Seller on an ongoing basis within fifteen (15) days of receipt thereof by the Companies.
     (e) Certain Purchase Price Provisions.
     (i) After the Closing, Buyer shall prepare and deliver to Seller monthly statements (“Retainage Statements”) showing the status of all Retainage by customer, including aging, payments received and payments made to Seller. Seller shall have reasonable access to the work papers, bank statements and other information used by Buyer in its preparation of the Retainage Statements. If the Seller disputes any information in the Retainage Statements, the parties will first negotiate in good faith to resolve such dispute. If the parties are unable to reach a resolution, then the dispute will be submitted to a mutually agreeable independent certified public accounting firm (the “Accountants”) at Indianapolis, Indiana to audit the Companies’ books and records. Each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants no later than 60 days after the issues in dispute are submitted to the Accountants, will be binding and conclusive on the parties. Buyer and Seller will each bear 50% of the fees of the Accountants for such determination, unless it is determined that Buyer underpaid Seller by more than three percent (3%) in which case Buyer shall bear 100% of the fees of the Accountants. If the Accountants determine that Buyer owes Seller additional Retainage, Buyer shall pay Seller such amount within five (5) days of the Accountants’ determination.
     (ii) Buyer and the Companies each hereby represents and warrants to the Seller that (A) it will not take any actions in bad faith with the intent to avoid making Retainage payments, (B) that it will not reduce, settle, discount, write-off or otherwise reduce the amount of Retainage without Seller’s prior written consent, and (C) it will use its best efforts to timely collect all Retainage payments.
     2. Closing. The closing of the purchase and sale provided for in this Agreement (the ” Closing”) shall take place on November 30, 2009 (the “ Closing Date”), at a time and place mutually agreed upon by Seller and Buyer, which Closing shall be deemed to be effective as of 12:01 a.m. on December 1, 2009. The transaction shall be evidenced by the delivery of all of the items described in this Section 2, all in form and substance reasonably acceptable to the respective parties receiving such deliveries, as applicable. At Closing:

Page | 2

     (a) Seller shall deliver to Buyer:
     (i) the membership unit certificates evidencing the Units, if any, and instruments of transfer duly executed by Seller, in proper form for transfer of the Units to Buyer;
     (ii) such proof and evidence of Seller’s authority and authorization to enter into the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and delivering any instruments, documents or certificates on behalf of any entity to act or bind such entity, as may be reasonably required by Buyer;
     (iii) written resignations by Seller as manager of the Companies;
     (iv) the closing certificate(s) pursuant to Sections 6(b)(i) and (ii); and
     (v) all other documents, instruments or writings that may be reasonably required by Buyer or its counsel to demonstrate satisfaction of the conditions to Closing and compliance with the covenants set forth in this Agreement.
     (b) Buyer shall:
     (i) deliver to Seller the closing certificate(s) pursuant to Sections 6(c)(i) and (ii);
     (ii) deliver such proof and evidence of Buyer’s and GHC&K’s authority and authorization to enter into the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and delivering any instruments, documents or certificates on behalf of any entity to act or bind such entity, as may be reasonably required by Seller;
     (iii) issue and deliver to Seller the Holdback Note duly executed by Buyer; and
     (iv) transfer the Closing Date Payment to Seller.
     3. [Intentionally left blank].
     4. Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement, Seller makes the following representations and warranties to Buyer, all of which shall be true as of the date hereof, except as otherwise specifically noted herein:
     (a) Organization and Authorization of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, lease or operation of its assets makes such qualification necessary, and has all requisite power and authority to own, lease and operate its properties, to carry on

Page | 3

its business as it is now being conducted, to execute and deliver this Agreement and each other agreement, instrument or document to be executed and delivered by Seller pursuant hereto (collectively, the “ Seller Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Related Agreements by Seller, the performance of this Agreement and the Seller Related Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement or the Seller Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon its execution and delivery by Seller, each Seller Related Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
     (b) Organization and Qualification of the Companies. The Companies are duly organized, validly existing and in good standing under the laws of the State of Indiana, and have all requisite power and authority to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted. From April 1, 2008 through the Closing Date, the Companies have been duly qualified to do business and are in good standing in each jurisdiction in which the nature of their businesses or the ownership, lease or operation of their assets made such qualification necessary.
     (c) No Conflict; Required Filings and Consents. Except as set forth in Section 4(c) of the Disclosure Schedule delivered by Seller to Buyer concurrently herewith (the “ Disclosure Schedule”), the execution and delivery of this Agreement and the Seller Related Agreements by Seller do not, and the performance of this Agreement and the Seller Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate the articles of organization, operating agreements or other organizational documents, in each case as amended or restated, of Seller or any of the Companies, (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller or any of the Companies or by or to which any of their respective properties or assets are bound or subject, (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien, encumbrance, security interest, mortgage, pledge, claim, option or restriction of any kind whatsoever (collectively “ Liens”) on any of the properties or assets of Seller or any of the Companies pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (collectively, “ Contracts”) to which Seller or any of the Companies is a party or by which any of their respective properties or assets are bound, or (iv) require the consent, approval or action of or any filing with or notice to any other individual or entity, including any partnership, corporation, limited liability company or trust (each, a “ Person”), or any court, administrative agency or commission

Page | 4

or other governmental authority or instrumentality, domestic or foreign (each, a “ Governmental Entity”).
     (d) Ownership and Capitalization of the Companies.
     (i) Seller owns 3,000 Class A Preferred Units and 7,000 Class B Common Units of Summit Contracting, LLC which represent one hundred percent (100%) of the issued and outstanding Units of Summit Contracting, LLC (collectively, the “Units”).
     (ii) Seller is the true and lawful owner of, and owns all right, title and interest in and to, all of the Units, free and clear of all Liens. Upon the sale and transfer of the Units to Buyer pursuant to this Agreement, all right, title and interest in and to all of the Units, free and clear of all Liens, will pass to Buyer on the Closing Date. No Person has any right to assert any Lien in any amount against any of the Units.
     (iii) Since April 1, 2008, the Seller has not entered into any Contracts relating to the issuance, sale, or transfer of any membership interests or other ownership interests of any of the Companies. None of the Companies own, and they do not have any Contract to acquire, any equity securities or other ownership interests of any Person or any direct or indirect equity ownership interest in any other business.
     (e) Financial Statements. Seller has previously delivered to Buyer the consolidated Balance Sheet and Income Statement for the year-end December 31, 2008 and the period ended August 31, 2009 (the “ Companies Financial Statements”). Except as set forth in Section 4(e) of the Disclosure Schedules, the Companies’ Financial Statements have been prepared in accordance with GAAP (excluding footnotes) applied on a consistent basis throughout the periods involved and fairly and accurately present in all material respects the financial position of the Companies at the respective dates indicated therein and the results of operations of the Companies for the periods set forth therein.
     (f) Undisclosed Liabilities. Except as set forth in the Companies’ Financial Statements or Section 4(f) of the Disclosure Schedule, (A) the Companies are not subject to any liability or obligation (whether direct or indirect, accrued, fixed, contingent or otherwise) arising on or after April 1, 2008, other than immaterial current liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice, and (B) there are no facts or circumstances arising on or after April 1, 2008 of which Seller or any of the Companies has knowledge that could result in any claims against or obligations or liabilities of any of the Companies that, alone or in the aggregate, reasonably could be expected to have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of the Companies (a “Material Adverse Effect”).

Page | 5

     (g) Inventory and Accounts Receivable.
     (i) All of the accounts receivable reflected on the Companies’ Financial Statements represent valid obligations arising from bona fide arm’s length transactions in the ordinary course of business; neither Seller nor any of the Companies has received any notice from any obligor thereof challenging the validity or collectability of any such accounts receivable; and Seller and the Companies have no knowledge of any events or circumstances that would reasonably be expected to result in any such accounts receivable not being collectible in the ordinary course of business, except as set forth in Section 4(g)(i) of the Disclosure Schedule.
     (ii) All of the inventory reflected on the Companies’ Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete and below-standard quality items which have been written off or written down on the Companies’ Financial Statements. The quantities of each item of inventory (whether raw materials, work in process or finished products) are consistent with the Companies’ past practices in the ordinary and usual course of business.
     (iii) All reserves and prepaid expenses reflected on the Companies’ Financial Statements are adequate and consistent with the reserves and prepaid expenses customarily maintained by the Companies with respect to the matters covered thereby in the ordinary course of business.
     (h) Absence of Certain Change Events. Except as set forth in Section 4(h) of the Disclosure Schedule, since January 1, 2009, (i) the Companies have operated their businesses only in the ordinary and usual course of business consistent with past practice; and (ii) there has not occurred any other event, circumstance or other change in the businesses, properties, results of operations, condition (financial or otherwise) or prospects of the Companies that, alone or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.
     (i) Ownership of Assets. Except as set forth in Section 4(i) of the Disclosure Schedule, the Companies are the true and lawful owners of, or have the lawful right to use, all of the assets, whether real, personal or mixed, tangible or intangible, used in their businesses, free and clear of all Liens. Except as set forth in Section 4(i) of the Disclosure Schedule, no Person has any right to assert any Lien in any amount against any of the assets of the Companies. The assets of the Companies, including assets leased to the Companies, constitute all of the assets necessary for the continued conduct of the businesses of the Companies after the Closing in the same manner as now conducted.
     (j) Property and Equipment.
     (i) Section 4(j)(i) of the Disclosure Schedule sets forth a true, correct and a materially complete list of all furniture, fixtures, machinery, equipment, computers and computer equipment, vehicles, parts, tools, supplies, signage,

Page | 6

manuals, training materials and other items of equipment of the Companies with an original cost of Five Thousand Dollars ($5,000) or more (collectively, the “ Equipment”) (other than immaterial items of Equipment such as stationary, office supplies and the like) as of October 13, 2009. Except as set forth in Section 4(j)(i) of the Disclosure Schedule, such list remains true, correct and complete in all material respects as of the date hereof.
     (ii) Except as set forth in Section 4(j)(ii) of the Disclosure Schedule, all of the Equipment and the buildings, plants, improvements, structures, machinery and other equipment and tangible assets of the Companies (A) are structurally sound, are in materially good operating condition (normal wear and tear excepted) and repair (subject to routine maintenance in the ordinary course of business), and are adequate for the uses to which they are being put (B) constitute all of the material assets and properties necessary and sufficient for the continued conduct of the businesses of the Companies after the Closing in the same manner as conducted prior to the Closing and (C) are reflected on the Companies’ Financial Statements in accordance with GAAP.
     (k) Contracts; Leases. Section 4(k) of the Disclosure Schedule sets forth a true, correct and complete list as of August 31, 2009 of all material Contracts (including, without limitation, all purchase orders) to which any of the Companies is a party or by which any of the properties or assets of any of the Companies are bound, other than (i) the insurance policies and Employee Plans listed in other sections of the Disclosure Schedules; and (ii) other Contracts involving future payments to or by any of the Companies during any twelve-month period of One Hundred Thousand Dollars ($100,000) or less and which are terminable by any of the Companies for any reason on not more than thirty (30) days’ notice. Except as set forth in Section 4(k) of the Disclosure Schedule, each of the Contracts listed in Section 4(k) of the Disclosure Schedule is valid, binding and enforceable in accordance with its terms, and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any of such Contracts by any of the Companies or, to the knowledge of Seller and the Companies, by any other party thereto. In addition, with respect to each such Contract that is a lease of personal property, (i) such lease creates a valid leasehold interest in all property purported to be leased thereunder, and (ii) the Companies are in possession of all of such property.
     (l) Related Party Arrangements. Except as set forth in Section 4(l) of the Disclosure Schedule, since April 1, 2008, neither Seller nor any current or former director, officer or employee of Seller or any of the Companies, or any affiliate or associate of Seller or any of the Companies or any such director, officer or employee, is a party to any Contract or other commitment to which any of the Companies is a party or by which any of their properties or assets are bound, or has a material interest in any Contract or any of the assets or properties owned by, used in or pertaining to the business of any of the Companies.
     (m) Major Customer Relationships. Section 4(m) of the Disclosure Schedule sets forth a true, correct and complete list of each customer of the Companies to which the

Page | 7

Companies made sales of Five Hundred Thousand Dollars ($500,000) during the eight month period ended August 31, 2009 (collectively, “ Major Customers”). Except as set forth in Section 4(m) of the Disclosure Schedule, the Companies’ relationships with the Major Customers are good and, since January 1, 2009 (and other than changes or events affecting economic conditions applicable to any Major Customer or its industry generally), to the knowledge of Seller and the Companies, (i) there has been no event or occurrence that has adversely affected the Companies’ relationships with any Major Customer, and (ii) neither Seller nor any of the Companies has received any notice that any Major Customer is dissatisfied with the Companies or their products, services or business practices.
     (n) Intellectual Property. Section 4(n) of the Disclosure Schedule sets forth a true, correct and complete list of all of the patents, copyrights, service marks, trademarks and trade names, and all licenses, franchises, authorizations and other rights thereto, of the Companies that is patented, registered or otherwise the subject of any filing with any Governmental Entity (other than charter documents, local business licenses, qualifications to do business and other similar documents filed with the secretaries of state or similar officials of any jurisdiction) (collectively, the “ Intellectual Property”). Except as set forth in Section 4(n) of the Disclosure Schedule, to the knowledge of Seller (i) the Companies are the true and lawful owners of, and own all rights, titles and interests in and to, all of their Intellectual Property, free and clear of all Liens, (ii) the use of the Intellectual Property does not infringe any rights of any other Person and are not being infringed by any other Person, and (iii) there is no action, suit or proceeding pending or, to the knowledge of Seller and the Companies, threatened, by or against any of the Companies regarding the ownership of, or rights to sell or use, any of the Intellectual Property.
     (o) Permits. The Companies possess all licenses, permits and other authorizations from any Governmental Entity (other than charter documents, local business licenses, qualifications to do business and other similar documents filed with the secretaries of state or similar officials of any jurisdiction) or required pursuant to any Environmental Law or applicable provision of law, ordinance, rule or regulation (collectively, the “ Permits”), necessary for the operation of their businesses as they exist on the date hereof, all of which are listed in Section 4(o) of the Disclosure Schedule. All of such Permits are in full force and effect.
     (p) Compliance with Law. Except as set forth in Section 4(p) of the Disclosure Schedule, the Companies are in compliance with the terms and conditions of all of the Permits and all laws, rules, regulations and orders applicable to the Companies or their businesses; and since April 1, 2008, neither Seller nor any of the Companies has received any notification that any of the Companies or any of their business practices are in material violation of any Permit or any such law, rule, regulation or order or that any investigation or review by any Governmental Entity with respect to any of the Companies is pending or that such investigation or review is contemplated.
     (q) Absence of Litigation. Except as set forth in Section 4(q) of the Disclosure Schedule, (i) there is no claim, action, suit, proceeding or investigation of any kind, at

Page | 8

law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity pending or, to the knowledge of Seller and the Companies, threatened against any of the Companies, and (ii) none of the Companies is a party or subject to or in default under any judgment, order or decree of any Governmental Entity, or any settlement agreement.
     (r) Insurance.
     (i) Section 4(r)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all liability, fire, casualty, fidelity, workers’ compensation and other insurance policies currently held by or on behalf of the Companies, and a description of any self-insurance arrangements by or affecting the Companies, including any reserves established thereunder. Such policies are in amounts deemed to be adequate by the Companies, and are sufficient for compliance with all requirements of Governmental Entities and Contracts to which any of the Companies is subject. All of such policies are in full force and effect, all premiums with respect thereto are currently paid and none of the Companies has received any notice of cancellation or other notice that any such policy will not be renewed.
     (ii) Section 4(r)(ii) of the Disclosure Schedule sets forth for the period from April 1, 2008 through the date hereof, a summary of the loss experience under each insurance policy and self-insurance arrangement with respect to Companies.
     (s) Taxes.
     (i) As used in this Agreement:
     (A) “ Audit” means any audit, assessment of Taxes, examination or other proceeding by the IRS or any other Governmental Entity responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.
     (B) “ Code” means the Internal Revenue Code of 1986, as amended.
     (C) “ IRS” means the Internal Revenue Service of the United States.
     (D) “ Regulations” means the permanent, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code, as such regulations may be changed from time to time.
     (E) “ Taxes” or “ Tax” means all federal, state, local and foreign taxes, assessments, charges, duties and fees or similar charges of any kind whatsoever (whether imposed directly or through withholding), including, without limitation, all net income, gross income, gross receipts, excise,

Page | 9

property, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security, employment, environmental business license fees, or other taxes, including any interest, penalties and additions imposed with respect to such amounts, in each case with respect to the income, operations or assets of the Companies.
     (F) “ Tax Returns” means all federal, state, local and foreign tax returns, declarations, estimates, statements, reports, claims for refund, schedules, forms and information returns and other documents (including any related supporting information) and any amended Tax Returns filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     (ii) (A) all Tax Returns of the Companies required to be filed on or prior to the Closing Date have been duly and timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all material respects, and (B) all Taxes have been duly paid on a timely basis, except for Taxes not yet due and payable for which adequate reserves have been established in the Companies’ Financial Statements in accordance with GAAP.
     (iii) Except as set forth in Section 4(s)(iii) of the Disclosure Schedule, (A) no Tax Return is currently under Audit by any taxing authority and no notice of any such Audit has been received, (B) no deficiencies for any Taxes have been proposed, asserted or assessed by any taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled, and (C) an adequate reserve in accordance with GAAP has been established in the Companies’ Financial Statements with respect to any Taxes which may successfully be proposed, assessed or asserted. Since April 1, 2008, there has been no IRS Audits of any of the Companies. There are no outstanding agreements or waivers extending the statute of limitations applicable to any taxable year or Tax Returns of any of the Companies from April 1, 2008 through the present.
     (iv) Except as set forth in Section 4(s)(iv) of the Disclosure Schedule, since April 1, 2008, each of the Companies has complied with all withholding and remittance Tax requirements and procedures and, in the case of social security, unemployment, employee payroll and withholding Taxes, has withheld amounts from its employees and, with respect to such employees, has filed all Tax Returns regarding employee income Tax withholding and social security, unemployment Taxes and all other payroll Taxes in compliance with applicable Tax withholding provisions and has made all required remittances in respect of such amounts withheld.
     (v) Since April 1, 2008, there has been no change in any method of accounting utilized by the Companies that would require any adjustment to taxable income pursuant to the Code (or any similar or corresponding provision of

Page | 10

state, local or foreign law), and to Seller’s knowledge neither the IRS nor any other Governmental Entity has proposed any such adjustment or change in the method of accounting.
     (vi) Except as set forth in Section 4(s)(vi) of the Disclosure Schedule, since April 1, 2008, neither Seller nor any of the Companies has been a party to any agreement providing for the allocation or apportionment of any liability for Taxes, payments of Taxes or Tax benefits or refunds.
     (t) Benefit Plans.
     (i) As used in this Agreement:
     (A) “ Employees” means the employees or former employees of the Companies.
     (B) “ Employee Plans” means any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or other incentive plan, any program, arrangement, agreement or understanding relating to or otherwise affecting the delivery of medical, dental or other health benefits to Employees, any life insurance, accident, disability, workers’ compensation, severance or separation plan, or any other employee benefit plan, including, without limitation, any Plan, and, with respect to all of the above, to which any of the Companies contributes or is a party or is bound or under which it may have liability and under which Employees are eligible to participate or derive a benefit.
     (C) “ ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
     (D) “ Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) maintained, contributed to or required to be contributed to by any of the Companies.
     (ii) Section 4(t)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all of the current Employee Plans. Seller has delivered to Buyer true and complete copies of such Employee Plans, each as amended and in full force and effect.
     (iii) Section 4(t)(iii) of the Disclosure Schedule sets forth a true, correct and complete list of each Employee Plan that is subject to Title IV of ERISA (the “ Defined Benefit Plans”) which any of the Companies maintains or had maintained since April 1, 2008. None of the Companies has, at any time since April 1, 2008, terminated or withdrawn from a Defined Benefit Plan. Benefits payable under the Defined Benefit Plans are determined by years of service and not final average compensation.

Page | 11

     (iv) Except as set forth in Section 4(t)(iv) of the Disclosure Schedules, none of the Companies has any accumulated funding deficiencies (within the meaning of ERISA and the Code), whether or not waived, with respect to any Defined Benefit Plan currently maintained by it or to which it has contributed since April 1, 2008. The fair market value of assets together with the minimum contribution payable for the current and most recent plan years for each Defined Benefit Plan equals the present value of benefit liabilities on a termination basis.
     (v) Except as set forth in Section 4(t)(v) of the Disclosure Schedule, none of the Companies contributes to, is obligated to contribute to, has contributed to, or has been obligated to contribute to, and none of the Employees is a participant in, any multiemployer plan, within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA.
     (vi) All of the Employee Plans which are subject to Section 4980B of the Code are in compliance in all respects with the requirements of such Section.
     (vii) Each Employee Plan is, and its administration is and has been since inception, in all material respects in compliance with, and neither Seller nor any of the Companies has received any claim or notice, or is aware of any claim or notice, that any such plan is not in compliance with, all applicable law, including the requirements of ERISA, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Acts of 1964. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to such qualification, has been amended to meet the requirements of such section applicable since such determination or remains within the remedial amendment period for such amendments, and has been operated in compliance with the requirements of Section 401(a) of the Code. Each Employee Plan intended to meet the requirements of Section 401(k) or Section 125 of the Code is in compliance with all requirements of such Sections as are applicable to such Plan.
     (viii) None of the Companies is in material default in performing any of its contractual obligations under any Employee Plan or any related trust agreement or insurance contract. All contributions and other payments required to be made to any Employee Plan have been made, or reserves adequate for such contributions or other payments have been set aside therefor. The Companies have paid all liabilities for insurance premiums for benefits provided on or prior to the date hereof under the insured Employee Plans and have paid all amounts due prior to the date hereof as contributions under each Employee Plan that is a pension plan within the meaning of Section 3(2) of ERISA. There are no outstanding liabilities under any Employee Plan other than liabilities for benefits to be paid in the ordinary course of business to participants in such Plan and their beneficiaries.
     (ix) Except as set forth in Section 4(t)(ix) of the Disclosure Schedule, no event has occurred, and there exists no condition or set of circumstances in

Page | 12

connection with any Employee Plan, under which any of the Companies could be subject to any risk of liability under ERISA Sections 409, 502(i) or 502(l), ERISA Title IV, or Section 4975 of the Code.
     (x) Except as set forth in Section 4(t)(x) of the Disclosure Schedule, no transaction under any Contract will result in liability to the Pension Benefit Guaranty Corporation (the “ PBGC”) or any other entity under Sections 4062, 4063, 4064 or 4069 of ERISA or Subtitle E of Title IV of ERISA, or otherwise, with respect to any of the Companies, and no event or condition exists or has existed which could result in any such liability with respect to any of the Companies.
     (xi) No benefit under any Employee Plan will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement or any Seller Related Agreement.
     (xii) There is no pending or, to the knowledge of Seller and the Companies, threatened claim by or on behalf of any Employee Plan, by any Person covered thereby or otherwise, which alleges violations of law which could reasonably be expected to result in liability of any Employee Plan or any fiduciary thereof, nor to Seller’s knowledge is there any basis for such a claim.
     (xiii) No reportable event, within the meaning of Section 4043(b) of ERISA, as to which the requirements of Section 4043(a) of ERISA have not been waived by the PBGC, has occurred with respect to any Employee Plan, except as set forth in Section 4(t)(xiii) of the Disclosure Schedule.
     (xiv) Except as set forth in Section 4(t)(xiv) of the Disclosure Schedule, none of the Plans that are welfare plans, within the meaning of Section 3(i) of ERISA, provide for any retiree benefits, and none of the Companies has any obligation to provide health care coverage for any former Employees or dependents, relatives or beneficiaries of former Employees, other than continuation coverage mandated under Section 4980B of the Code or any comparable law.
     (u) Labor Matters.
     (i) Section 4(u)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Employees as of August 31, 2008.
     (ii) Except as set forth in Section 4(u)(ii) of the Disclosure Schedule, to Seller’s knowledge, the Companies have since April 1, 2008 complied in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours of work and occupational safety and health, including, without limitation, any such laws respecting employment discrimination, and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable law, ordinance or regulation.

Page | 13

     (iii) Except as set forth in Section 4(u)(iii) of the Disclosure Schedule, no union or labor organization claims to represent the Employees, and Seller and the Companies have no knowledge of any current union organizing activities among the Employees, nor does any question concerning representation exist concerning such Employees. Except as set forth in Section 4(u)(iii) of the Disclosure Schedule, there is no unfair labor practice charge or complaint against any of the Companies pending or, to the knowledge of Seller and the Companies, threatened before the National Labor Relations Board or any comparable state, local or foreign agency, and there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Seller and the Companies, threatened against or directly affecting any of the Companies, and since April 1, 2008 there has not been any such action.
     (iv) Except as set forth in Section 4(u)(iv) of the Disclosure Schedule, none of the Companies is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to the Employees. No such agreement restricts any of the Companies from relocating or closing any operations.
     (v) Except as set forth in Section 4(u)(v) of the Disclosure Schedule, none of the Companies is delinquent in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them from April 1, 2008 through the date hereof or amounts required to be reimbursed to such Employees.
     (vi) Except as set forth in Section 4(u)(vi) of the Disclosure Schedule, from April 1, 2008 through the present, the Companies have not entered into any employment contracts or agreements for a specified duration, agreements providing for severance or other benefits in the event of termination of employment for any reason, or agreements establishing a standard of just cause for dismissal between any of the Companies and any of the current or former Employees.
     (vii) Except as set forth in Section 4(u)(vii) of the Disclosure Schedule, the Companies have no severance policies applicable to the Employees.
     (viii) Except as set forth in Section 4(u)(viii) of the Disclosure Schedule, there are no complaints, charges, lawsuits or other proceedings pending or, to the knowledge of Seller and the Companies, threatened by or before any Governmental Entity by or on behalf of any present or former Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Section 4(u)(viii) of the Disclosure Schedule, there is no grievance or arbitration proceeding with respect to or relating to any of the Companies arising

Page | 14

out of or under collective bargaining agreements or other grievance procedures pending or, to the knowledge of Seller and the Companies, threatened, and to the knowledge of Seller and the Companies no claims therefor exist. Neither Seller nor any of the Companies has received any notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any of the Companies and, to the knowledge of Seller and the Companies, no such investigation is in progress.
     (v) Environmental Matters.
     (i) As used in this Agreement:
     (A) “ Environmental Laws” shall include, without limitation, the following laws: (1) Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; (2) Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; (3) Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, as amended; (4) Toxic Substances Control Act of 1976, as amended; (5) Emergency Planning and Community Right-to-Know Act of 1986; (6) Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990; (7) National Environmental Policy Act of 1970, as amended; (8) Rivers and Harbors Act of 1899, as amended; (9) Endangered Species Act of 1973, as amended; (10) Occupational Safety and Health Act of 1970, as amended; (11) Safe Drinking Water Act of 1974, as amended; (12) Environmental Emergencies Fund Act; (13) the Regulation for Control of Hazardous Waste; (14) the Non-Hazardous Solid Waste Management Regulation; (15) the Regulation for the Control of Atmospheric Pollution; (16) Water Quality Standards Regulation; (17) Underground Injection Control Regulation; (18) Underground Storage Tank Control Regulation; and (19) all laws of the United States or any political subdivision of the United States relating to the regulation or protection of human health, safety, the environment, natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land, surface or subsurface strata, wildlife, aquatic species or vegetation), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
     (B) “ Environmental Liabilities” means all liabilities arising from April 1, 2008 through the present under any Environmental Law or any Permit issued under Environmental Law and consisting of or relating to: (1) any environmental matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products); (2)

Page | 15

fines, penalties, judgments, awards, settlements, legal or administrative proceedings, surcharges, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law (including any claims involving liability in tort, strict, absolute or otherwise), Liens, notices of noncompliance or violation, or legal fees or costs of investigations or proceedings relating in any way to any Environmental Law or any Permit issued under such Environmental Law, or arising from the presence or release (or alleged presence or release) into the environment of any Hazardous Materials (hereinafter also referred to as “ Environmental Claims”) including, without limitation, all Environmental Claims, regardless of the merit of such Environmental Claims, by any Governmental Entity or by any third party for enforcement, cleanup, removal response, remedial, or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law or any alleged injury or threat of injury to health, safety or the environment; (3) financial responsibility under Environmental Laws for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by any applicable Environmental Law and for any natural resource damages; (4) any other compliance, corrective, investigative or remedial measures required under any Environmental Law; or (5) any breach of any of the representations and warranties of Seller set forth in Section 4(v).
     (C) “ Hazardous Materials” means any substance that has been defined by applicable Environmental Law to be radioactive, toxic, hazardous or otherwise a pollutant or contaminant, including PCBs, asbestos, petroleum products or any fraction thereof, urea-formaldehyde and all substances listed as a “hazardous substance,” “hazardous waste,” “hazardous material” or “toxic substance” or words of similar import, under any Environmental Law.
     (ii) Except as set forth in Section 4(v)(ii) of the Disclosure Schedule (without conducting an environmental assessment or audit):
     (A) The Companies have obtained all Permits that are required in respect of their facilities or in the conduct of their businesses under applicable Environmental Laws, all such Permits are in full force and effect, and the Companies’ operation of their businesses are in material compliance with the terms and conditions of all such Permits. Since April 1, 2008, the Companies have kept and maintained their facilities (including, without limitation, the groundwater on or under their facilities) and conducted their businesses in material compliance with all applicable Environmental Laws, and the facilities are in material compliance with all Environmental Laws. Since April 1, 2008, the Companies have filed all material reports and notices required by all applicable Environmental Laws and have maintained all material environmental and operating

Page | 16

documents and records in the manner and for the periods required by all applicable Environmental Laws. Since April 1, 2008, neither Seller nor any of the Companies has received any written or oral notice from any Governmental Entity that any of the Companies or Seller may be a responsible party under any Environmental Law with regard to its facilities or as the result of its business.
     (B) To the knowledge of Seller and the Companies, since April 1, 2008, there has been no release of Hazardous Materials in the course of conducting the businesses or on, under, in or about any of the Companies’ facilities by any of the Companies or by any of the Companies’ agents or contractors or encroachment of Hazardous Materials onto or under any of the Companies’ facilities from adjacent property or activities of third parties.
     (C) To the knowledge of Seller and the Companies, since April 1, 2008, none of the Companies has transported, stored, used, manufactured, disposed of or released any Hazardous Materials from its facilities or in the performance or conduct of its business in violation of Environmental Laws.
     (D) To the knowledge of Seller and the Companies, since April 1, 2008, there has been no remediation or corrective action underway at any of the Companies’ facilities, and no remediation or corrective action is needed at any of their facilities under any Environmental Law.
     (E) To the knowledge of Seller and the Companies, there are no underground storage tanks, PCBs, PCB-containing materials, asbestos, asbestos-containing materials or lead or lead-containing materials at any of the Companies’ facilities.
     (F) Neither any of the Companies nor Seller is subject to any outstanding judgment, order or decree under any Environmental Law; there is no claim, action, suit, notice, surcharge, proceeding or investigation pending, or to the knowledge of Seller and the Companies, threatened by or before any third party, including any Governmental Entity, against any of the Companies, or, to the knowledge of Seller and the Companies, any current or previous owner or tenant of any of the Companies’ facilities relating to any Environmental Law; and there are no enforcement, cleanup, removal, mitigation or other governmental or regulatory actions instituted, or, to the knowledge of Seller and the Companies, threatened against any of the Companies pursuant to any Environmental Laws concerning or dealing with the performance or conduct of its business.

Page | 17

     (G) To the knowledge of the Seller, the Companies own no real property considered in or in the vicinity of any wetlands, protected historic areas, wildlife or endangered species habitat or archeological sites.
     (w) Books and Records. The minute books and other records of the Companies, all of which have been made available to Buyer, have been maintained in accordance with Seller’s past practices.
     (x) Real Property Owned and Leased.
     (i) Except as set forth in Section 4(x)(i) of the Disclosure Schedule, no Company has granted an unaffiliated third-party the right to use or occupy the buildings and real property owned by the Companies or any portion thereof (the “Real Property”). Except as set forth in Section 4(x)(i) of the Disclosure Schedule, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned Real Property or any portion thereof or interest therein. Each Company has delivered to Buyer true, complete and correct copies of all leases, subleases and all amendments and modifications thereof with respect to the leased real property and buildings (“Leased Property.”) Except as set forth in Section 4(x)(i) of the Disclosure Schedule, none of the Companies are a lessor or sublessor with respect to any of the Real Property. All leases and subleases of the Leased Property are in full force and effect and are enforceable against the parties thereto in accordance with their respective terms, except as limited by the applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect.
     (ii) Except as set forth in Section 4(x)(ii) of the Disclosure Schedule, to the knowledge of Seller (without conducting a title search or other investigation), each Company, as applicable, has good and marketable indefeasible fee simple title free and clear of all liens to all of the Real Property owned by it, excluding liens for real estate taxes assessed but not delinquent. No event has occurred which (with the giving of notice or passage of time or both) would impair, and the consummation of the transactions contemplated by this Agreement will not impair, any right of each Company to exercise and obtain the rights and benefits under any leases or subleases of any of the Leased Property, including without limitation, any options or rights of first offer or refusal of any kind, contained in any such lease or sublease and there is no default by any Company (or by any lessor or sublessor) or basis for acceleration or termination by the lessor or sublessor thereunder, nor to the knowledge of Seller has any event occurred which (with the giving of notice or passage of time or both) would constitute a default by any Company (or by any lessor or sublessor), or result in or permit the acceleration of any obligation by the lessor or sublessor, under any such lease or sublease.
     (iii) Except as set forth in Section 4(x)(iii) of the Disclosure Schedule, to the Sellers’ Knowledge (without conducting a survey or other investigation), no

Page | 18

structures on the Real Property fail to conform in any material respect with applicable Laws and restrictive covenants or, encroaches on property of others; and no Real Property is, to the Sellers’ Knowledge (without conducting a survey or other investigation), encroached on by structures of others. Except as set forth in Section 4(x)(iii) of the Disclosure Schedule, to the Sellers’ Knowledge (without conducting a title search or other investigation), none of the Real Property is subject to or requires any variance, special use permit or rezoning under any applicable Laws. Except as set forth in Section 4(x)(iii) of the Disclosure Schedule, to the Sellers’ Knowledge (without conducting a survey or other investigation), the use or occupancy of any of the Real Property does not constitute a non-conforming use under any applicable laws.
     (iv) To the Sellers’ Knowledge, neither the whole nor any portion of the Real Property is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other Person with or without payment of compensation therefor nor, to the Sellers’ Knowledge, has any such condemnation, expropriation or taking been proposed. All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems, to the extent applicable, for the Real Property have been installed and are operational and sufficient for the operation of the Companies as it is currently being conducted thereon.
     (y) No Misleading Statements. Neither this Agreement (including the Disclosure Schedule), the Seller Related Agreements nor any certificate or other document delivered by Seller or any of the Companies in connection herewith contains, or will contain when delivered, any untrue statement of a material fact or omits to state, or will omit to state when delivered, a material fact necessary in order to make the statements made herein or therein (or in the Disclosure Schedule or any such certificate or other document), in light of the circumstances under which they were made, not misleading.
     (z) Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Seller, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or any of its affiliates.
     (aa) Limitation on Representations and Warranties. Notwithstanding anything in this Agreement to the contrary, there shall be no breach of any representation or warranty of Seller if such breach would have also constituted a breach by Summit Contracting, Inc. pursuant to that certain Purchase Agreement by and between Summit Contracting, Inc. and ACL Professional Services Inc. dated March 31, 2008, the terms of which are expressly incorporated herein by reference.
     5. Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement, Buyer and GHC&K, jointly and severally, makes the following representations and warranties to Seller, all of which shall be true as of the date hereof:

Page | 19

     (a) Organization and Authorization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has the requisite power and authority to execute and deliver this Agreement, the Holdback Note, and each other agreement, instrument or document to be executed and delivered by Buyer pursuant hereto (the “Buyer Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Holdback Note and the Buyer Related Agreements, the performance of this Agreement, the Holdback Note and the Buyer Related Agreements by Buyer, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement, the Holdback Note or the Buyer Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon its execution and delivery by Buyer, the Holdback Note and each Buyer Related Agreement will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
     (b) Organization and Authorization of GHC&K.GHC&K is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana. GHC&K has the requisite power and authority to execute and deliver this Agreement, the Real Estate Purchase Agreement and each other agreement, instrument or document to be executed and delivered by GHC&K pursuant hereto (“GHC&K Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Real Estate Purchase Agreement and the GHC&K Related Agreements, the performance of this Agreement, the Real Estate Purchase Agreement and the GHC&K Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of GHC&K, and no other proceeding on the part of GHC&K is necessary to authorize this Agreement, the Real Estate Purchase Agreement and the GHC&K Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by GHC&K and constitutes the valid and binding obligation of GHC&K, enforceable against GHC&K in accordance with its terms. Upon its execution and delivery by GHC&K, the Real Estate Purchase Agreement and each GHC&K Related Agreement will constitute the valid and binding obligation of GHC&K, enforceable against GHC&K in accordance with its terms.
     (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement, the Holdback Note and the Buyer Related Agreements do not, and the performance of this Agreement, the Holdback Note and the Buyer Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of Buyer; (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Buyer or by or to which any of its

Page | 20

properties or assets are bound or subject; (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on any of the properties or assets of Buyer pursuant to, any Contract to which Buyer is a party or by which any of its properties or assets are bound; or (iv) require the consent, approval or action of or any filing with or notice to any other Person or any Governmental Entity, other than any consents, filings or notices that have been obtained or made prior to the date hereof.
     (d) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement, the Real Estate Purchase Agreement and the GHC&K Related Agreements do not, and the performance of this Agreement and the GHC&K Related Agreements by GHC&K and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of GHC&K; (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to GHC&K or by or to which any of its properties or assets are bound or subject; (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on any of the properties or assets of GHC&K pursuant to, any Contract to which GHC&K is a party or by which any of its properties or assets are bound; or (iv) require the consent, approval or action of or any filing with or notice to any other Person or any Governmental Entity, other than any consents, filings or notices that have been obtained or made prior to the date hereof.
     (e) Investment Intent. Buyer is acquiring the Units for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.
     (f) No Misleading Statements. Neither this Agreement, the Holdback Note, the Real Estate Purchase Agreement, the Buyer Related Agreements, the GHC&K Related Agreements nor any certificate or other document delivered by Buyer or GHC&K in connection herewith contains, or will contain when delivered, any untrue statement of a material fact or omits to state, or will omit to state when delivered, a material fact necessary in order to make the statements made herein or therein (or in any such certificate or other document), in light of the circumstances under which they were made, not misleading.
     (g) Independent Assessment of Business and Purchased Units. Buyer acknowledges that it has had full opportunity to examine the status of, title to, and the operational condition of, the Companies, as applicable, and to investigate the businesses of the Companies and to make all other inquiries it deems appropriate. Buyer understands that Seller is not making any representations, warranties or projections about the sales, profitability or other operating results of the Companies that may be achieved after the Closing. Buyer further acknowledges and represents and warrants that Buyer

Page | 21

has made its own independent judgment and/or has sought the expert advice, counsel and judgment from qualified experts, of the commercial potential, condition and usefulness of the businesses of the Companies. Buyer has had the opportunity and has or has elected not to, consult legal, accounting and/or any other experts to evaluate the potential and/or the value of the businesses of the Companies. Buyer has had the opportunity to effectively and accurately evaluate the advantages and disadvantages of consummating the transaction contemplated by this Agreement.
     (h) Business Experience. Buyer has such experience in business and financial affairs in general, and knows and/or has experience in the industry and business practices of the businesses of the Companies, to be independently capable of evaluating the risks and merits of the transaction contemplated herein and the value of the businesses of the Companies.
     (i) No Knowledge of Inaccuracy. Neither Buyer nor GHC&K has failed to advise Seller in writing of Buyer’s or GHC&K’s actual knowledge that any representations or warranties of Seller or the Companies contained in this Agreement, including, without limitation, the Disclosure Schedule are not true, correct and complete in all material respects.
     (j) Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Buyer or GHC&K, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or GHC&K or any of its or their affiliates.
     6. Conditions to Closing.
     (a) Conditions to Each Party’s Obligations. Buyer’s obligation to purchase the Units from Seller and Seller’s obligation to sell and transfer the Units to Buyer are subject to the satisfaction of the following conditions set forth in this Section 6(a), on or before the Closing Date:
     (i) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall Buyer have notice of, and have verified, the pendency of an inquiry or investigation by any Governmental Entity in respect of the transactions contemplated by this Agreement which could reasonably result in any such order, preliminary or permanent injunction or other legal restraint or prohibition.
     (ii) The project at the E.W. Brown Generating Station (the “E.W. Brown Project”) will be reflected on the books and records, as of the Closing Date, as a break-even project (i.e., without a profit or a loss).
     (iii) All intercompany accounts receivables and accounts payables between the Companies and American Commercial Lines, Inc. and its other affiliates and subsidiaries have been settled (except for those receivables related

Page | 22

to the July 23, 2008 Collision Incident as described in more detail in Section 14(e)).
     (iv) Buyer and Seller shall have entered into a three-year Non-Competition Agreement, in the form of Exhibit B attached hereto.
     (v) Seller has prepared and delivered to Buyer, and Buyer has reviewed and approved, a determination of the estimated Working Capital as of the Closing Date (the “ Estimated Determination”), which Estimated Determination is set forth in Exhibit C attached hereto.
     (vi) The Non-Competition, Non-Solicitation and Non-Disclosure Agreement between Summit Contracting, LLC and Eric B. Dodd dated March 31, 2008 shall be terminated.
     (vii) Concurrently with the Closing, GHC&K shall have acquired from the Companies the real property described in Schedule 6(a)(vii) of the Disclosure Schedules (the “Acquired Real Property”) pursuant to the Real Estate Purchase Agreement in the form of Exhibit D attached hereto.
     (viii) Seller and Summit Environmental Services, LLC shall enter into an Amendment to the Specific Services Agreement (Emergency Professional Services) Summit # 06/1371 extending the term of such agreement for a period of three (3) years from the Closing, in the form of Exhibit E.
     (b) Conditions to Obligations of Buyer. The obligations of Buyer to purchase the Units are subject to the satisfaction or waiver on and as of the Closing of each of the following conditions:
     (i) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (or with respect to any representation or warranty qualified by materiality, in all respects) as of the date hereof, and Buyer shall have received a certificate signed by an authorized officer of Seller to such effect.
     (ii) The Companies and Seller shall have performed or complied in all material respects (or with respect to any obligation, condition or covenant qualified by materiality, in all respects) with all obligations, conditions and covenants required to be performed by them under this Agreement at or prior to the date hereof, and Buyer shall have received a certificate signed by an authorized officer of Seller to such effect.
     (iii) Seller shall have resigned as manager of the Companies effective as of the Closing.
     (iv) Seller shall have delivered all other Closing deliverables set forth in Section 2(a).

Page | 23

     (c) Conditions to Obligations of Seller. The obligations of Seller to sell and transfer the Units are subject to the satisfaction or waiver on and as of the Closing of each of the following conditions:
     (i) The representations and warranties of Buyer and GHC&K set forth in this Agreement shall be true and correct in all material respects (or with respect to any representation or warranty qualified by materiality, in all respects) as of the date hereof, and Seller shall have received a certificate signed by an authorized officer of Buyer and GHC&K to such effect.
     (ii) Buyer and GHC&K shall have performed or complied in all material respects (or with respect to any obligation, condition or covenant qualified by materiality, in all respects) with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the date hereof, and Seller shall have received a certificate signed by an authorized officer of Buyer and GHC&K to such effect.
     (iii) Buyer shall have delivered all other Closing deliverables, and taken all other actions, set forth in Section 2(b).
     7. Survival. Subject to the terms, conditions and limitations of Section 9 hereof, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any certificate or document delivered pursuant to this Agreement will survive the Closing, and the Closing shall not be deemed a waiver by Buyer of the representations, warranties, covenants and agreements of Seller contained herein or in any documents relating to this transaction. Likewise, the Closing shall not be deemed a waiver by Seller of the representations, warranties, covenants and agreements of Buyer, GHC&K or the Companies contained herein or in any documents relating to this transaction.
     8. Indemnification.
     (a) Indemnification by Seller. Subject to the limitations set forth in Section 9, Seller shall indemnify and hold Buyer, its affiliates, successors and assigns, their respective officers, directors and employees, and the Companies harmless from and against any liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens or other obligations of any nature whatsoever (collectively, the “ Buyer Losses”), incurred by Buyer, its affiliates, successors and assigns, their respective officers, directors or employees, or any of the Companies and arising out of or based upon:
     (i) any breach of any representation or warranty made by Seller in this Agreement;
     (ii) any breach by Seller of any of its covenants or obligations in this Agreement or any breach by any of the Companies of any of its respective covenants or obligations in this Agreement to be performed prior to or with respect to the period prior to the Closing; and

Page | 24

     (iii) any Taxes of any of the Companies with respect to any period from April 1, 2008 through the Closing which were not accrued for in the Companies’ Financial Statements.
Seller shall have no right to seek contribution from the Companies with respect to all or any part of its indemnification obligations hereunder.
     (b) Indemnification by Buyer. Subject to the limitations set forth in Section 9, Buyer, GHC&K and each of the Companies, jointly and severally, shall indemnify and hold Seller, its affiliates, successors and assigns, and their respective officers, directors and employees, harmless from and against any liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens or other obligations of any nature whatsoever (collectively with the “Seller Losses”), incurred by Seller, its affiliates, successors and assigns, and their respective officers, directors or employees, and arising out of or based upon:
     (i) any breach of any representation or warranty made by Buyer in this Agreement;
     (ii) any breach of any representation or warranty made by GHC&K in this Agreement
     (iii) any breach by Buyer of any of its covenants or obligations in this Agreement or any breach by any of the Companies of any of its respective covenants or obligations in this Agreement to be performed on or after the Closing;
     (iv) any breach by GHC&K of any of its covenants or obligations in this Agreement;
     (v) any third-party claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising primarily from any acts, omissions, events or other conditions that occurred after the Closing, but only to the extent that such claim or the basis therefor, including the facts giving rise thereto, did not exist or did not occur prior to the Closing Date;
     (vi) all Taxes (or the non-payment thereof) of the Buyer and the Companies for all post-Closing Tax periods; and
     (vii) any Environmental Liabilities existing, arising or related to the period prior to April 1, 2008, with respect to the approximately 6.5 acres of real property located at 327 South Tekopel Avenue, Evansville, Indiana.
     9. Limitations on Indemnification.
     (a) Survival. The representation and warranties of Seller, Buyer and GHC&K contained in this Agreement shall survive the execution and delivery of this Agreement

Page | 25

and the Closing, and shall be enforceable against the party making such representations and warranties for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties of Seller contained in Sections 4(a), (b) and (d) shall survive indefinitely and the representations and warranties of Seller in Sections 4(q), (r), (s), (t), (u) and (v) shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification, or otherwise, with respect to the inaccuracy or breach of any representation or warranty that is not asserted by a notice given to the indemnifying party specifically identifying the particular inaccuracy or breach underlying such claim and specifically identifying in reasonable detail the facts and circumstances relating to such claim within the period of survival described in this Section 9(a) may not be pursued.
     (b) Basket. Notwithstanding the provisions of Section 8 to the contrary, neither Seller nor Buyer shall have any liability or obligation to the other, or to any of the Companies, until the aggregate amount of its claims exceeds One Hundred Thousand Dollars ($100,000) (the “ Basket”), and then only to the extent the aggregate amount of such claims exceeds the Basket; provided, however, that the limitations contained in this Section 10(b) shall not apply to any Buyer Losses relating to a breach of a representation or warranty contained in Sections 4(a), (b), (d) or (v) , any claims for indemnification arising as a result of fraud, or any Seller Losses relating to the non-payment of the Purchase Price, the nonpayment of the Retainage or the breach of any of the post-closing covenants in Section 14.
     (c) Cap. Under no circumstances shall Seller or Buyer be liable or obligated to indemnify the other or any of the Companies under the provisions of Section 8 for Losses in an aggregate amount in excess of One Million Seventy Hundred and Fifty Thousand Dollars ($1,750,000), provided, however, that the limitations contained in this Section 10(c) shall not apply to any Seller Losses relating to the non-payment of the Purchase Price , the nonpayment of the Retainage or the breach of any of the post-closing covenants in Section 14, which Losses shall be excluded from such calculation.
     (d) GHC&K Limitations. Under no circumstances shall GHC&K be liable or obligated to indemnify Seller under the provisions of Section 8 for Losses in an aggregate amount in excess of the fair market value of the Acquired Real Property.
     (e) Other Limitations. Notwithstanding anything to the contrary in Section 8, neither Seller nor Buyer shall be liable for any incidental or consequential damages, including, without limitation, loss of anticipated profits or loss or diminution of revenues.
     (f) Exclusive Remedy. The parties acknowledge that, in the absence of fraud, their sole and exclusive remedy after the Closing for any inaccuracy or breach of any representation, warranty or covenant contained in this Agreement shall be the indemnification provisions set forth in Section 8 and the rights under the Holdback Note.
     (g) Mitigation, Subrogation. A party shall take all reasonable steps to avoid and to mitigate all indemnifiable damages upon and after becoming aware of any event that could reasonably be expected to give rise to a right to indemnification hereunder,

Page | 26

including incurring costs and expenses only to the minimum extent necessary to remedy the breach which gives rise to the damage or remedy. To the extent that an indemnifying party has discharged any claim for indemnification hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party against any third party.
     (h) Miscellaneous Indemnification Matters. In determining the amount of any Losses suffered by an indemnitee for which it is entitled to payment or indemnification pursuant hereto or otherwise, there shall be deducted any insurance proceeds or other amounts received or receivable by the indemnitee and attributable to or derived from such Loss.
     (i) Set-Off under the Holdback Note. Subject to the procedures of Section 10 hereof, Seller agrees that Buyer shall have the right to set off against the Holdback Note any amounts owed to Buyer under Section 8(a) upon thirty (30) days prior written notice to Seller by Buyer. Buyer agrees to first set off any amounts owed by Buyer to Seller under the Holdback Note (in accordance with the procedures set forth in Section 10 hereof) prior to seeking to recover any Buyer Losses against any other assets of Seller.
     10. Procedures for Indemnification.
     (a) A claim for indemnification under Section 8 (an “ Indemnification Claim”) shall be made by a party by delivery of a written declaration to the other party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined in Section 10(d) hereof), containing such other information as the party seeking indemnity shall have concerning such Third Party Claim.
     (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 10(d) hereof shall be observed by the parties.
     (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the party to provide indemnity shall have twenty (20) business days to object to such Indemnification Claim by delivery of a written notice of such objection to the party seeking indemnity specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute acceptance of the Indemnification Claim by the party to provide indemnity.
     (d) Should any claim be made, or suit or proceeding be instituted against a party by a third party which, if prosecuted successfully, would be a matter for which the party is entitled to indemnification under this Agreement (a “ Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:
     (i) The party seeking indemnity shall give to the party to provide indemnity written notice of any such claim promptly after receipt by the party seeking indemnity of notice thereof, and the party to provide indemnity will undertake the defense thereof by representatives of such party’s (or its insurer’s) choosing. The assumption of the defense of any such claim by the party to

Page | 27

provide indemnity shall be an acknowledgment by the party to provide indemnity of its obligation to indemnify the party seeking indemnity with respect to such claim hereunder. The party seeking indemnity shall be entitled to participate with the party to provide indemnity in the defense of such matters at its own expense. If the party to provide indemnity fails or refuses to undertake the defense of such claim within twenty (20) business days after written notice of such claim has been given to the party to provide indemnity by the party seeking indemnity, the party seeking indemnity shall have the right to undertake the defense, compromise and, subject to Section 10(e), settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the party seeking indemnity shall promptly, upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 10(a).
     (ii) Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third Party Claim.
     (e) No settlement of a Third Party Claim involving the asserted liability of any party under this Section 10 shall be made without the prior written consent of such party, which consent shall not be unreasonably withheld or delayed. In the event of any dispute regarding the reasonableness of any proposed settlement, (i) the party to provide indemnity shall make the final determination in respect thereto in cases in which the party to provide indemnity has assumed the defense of such claim pursuant to Section 10(d)(i), which determination shall be final and binding on all parties, or (ii) with regard to any dispute regarding the reasonableness of any proposed settlement of any such claim, if the party to provide indemnity does not assume the defense of such claim, the advisability and terms of any such settlement shall be a matter for the good faith determination of the party seeking indemnity.
     11. Dispute Resolution. Except any action by Seller in the exercise of its rights under the Holdback Note, any dispute among the parties hereto shall be resolved in accordance with the provisions of this Section 11:
     (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy, then proceed to mediation, and then proceed to arbitration as set forth in this Section 11. Any party may give the other party written notice that a dispute exists (a “ Notice of Dispute”). The Notice of Dispute shall include a statement of such party’s position. Within twenty (20) business days of the delivery of the Notice of Dispute, representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the arbitration and the arbitrator shall not be entitled to consider such settlement negotiations in rendering a decision. No party hereto shall institute an arbitration, or any other proceeding to resolve such disputes between the parties hereto, before that party has sought to resolve disputes through direct negotiation with the other

Page | 28

party. If disputes are not resolved within forty-five (45) days after a demand for direct negotiation, the parties shall attempt to resolve disputes through mediation conducted in Marion County, Indiana. If the parties do not agree on a mediator within ten (10) days after direct negotiations have failed, either party may request any judge in said county courts to appoint a mediator who shall be an attorney who has substantial experience in commercial law issues. The mediation shall take place within forty-five (45) days after a demand for direct negotiations has been made. If the mediator is unable to facilitate a settlement of disputes within such forty-five (45) day period, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek relief through arbitration as provided above. The fees and expenses of the mediator shall be divided and paid equally by each of the parties to the dispute. Mediation shall be conducted in accordance with Indiana’s Alternative Dispute Resolution Rules.
     (b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination, or validity thereof, or the transactions contemplated herein, if not settled by negotiation and/or mediation as provided in Section 11(a), shall be settled by arbitration in Evansville, Indiana, in accordance with the Indiana Rules of Alternative Dispute Resolution relating to arbitration and the arbitration shall occur before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within twenty (20) days following the initiation of arbitration hereunder. Such arbitration shall occur within forty-five (45) days after demand for arbitration has been made. The arbitration hearing or hearings and the written decision of the arbitrator shall occur and be rendered within ninety (90) days after a demand for arbitration has been made under this Agreement. If the arbitrator is unable to reach a decision upon the issues presented in the arbitration within such ninety (90) day period, the arbitrator shall issue a written statement to each party to that effect and the aggrieved party may then seek relief through litigation. The arbitrator shall be required to make written findings of fact and conclusions of law to support its award and shall present such written findings of fact and conclusions of law to the parties. The arbitrator shall not be authorized or empowered to award punitive or exemplary damages and the parties hereto especially hereby waive any claim to such fees or damages in such arbitration. Determination by an arbitrator shall be final and binding upon the parties except as otherwise provided by the laws of the State of Indiana.
     (c) Subject to the negotiation and mediation provisions in this Section 11, either party may initiate an arbitration. The initiating party shall do so by providing written notice of the arbitration to the other party. The notice shall bear a current date, shall state the name of the initiating party and shall briefly state the matter to be arbitrated.
     (d) Notwithstanding anything contained to the contrary in the Indiana Rules of Alternative Dispute Resolution, the arbitrator shall assess an award against a non-prevailing party for all costs of the other party relating to the arbitration, including, without limitation, reasonable attorney’s fees, arbitration costs, filing fees and other costs related to the arbitration. If the arbitrator determines that there is not a prevailing party, each party shall be instructed to bear its own costs and to share equally the fees and expenses of the arbitrator.

Page | 29

     (e) Each party hereby consents to a single, consolidated arbitration proceeding of multiple arbitratable claims, or claims involving more than two (2) parties. Either party may apply to any court of competent jurisdiction for injunctive relief or other interim measures as provided for elsewhere in this Agreement, in aid of the arbitration proceedings, or to enforce the arbitration award, but not otherwise. Any such application to a court shall not be deemed incompatible or a waiver of this Section. The arbitrator shall be required to make written findings of fact and conclusions of law to support its award. Notwithstanding anything to the contrary in the Indiana Rules of Alternative Dispute Resolution and supplementary procedures, the arbitrator shall not be authorized or empowered to award punitive, exemplary, consequential or special damages and the parties expressly waive any claim to such damages.
     12. Covenants
     (a) Conduct of Business. From and after the date of this Agreement and pending the Closing, unless Buyer shall otherwise consent in writing, and except for such matters that are disclosed on the Disclosure Schedule, Seller shall, and shall cause the Companies to (i) operate their business only in the ordinary and usual course of business diligently and in good faith, consistent with past practice; (ii) maintain their properties, machinery and equipment in good operating condition (normal wear and tear excepted) and repair (subject to routine maintenance); (iii) maintain all existing policies of insurance (or comparable policies) of or relating to the them in full force and effect; (iv) use their reasonable commercial efforts to preserve their business organizations intact; (v) use reasonable commercial efforts to keep available the services of the present officers and employees of the Companies; and (vi) use their reasonable commercial efforts to preserve the Companies existing relationships with suppliers, distributors, customers and others having business relations with the Companies such that its business will not be unreasonably impaired. Seller shall, and shall cause the Companies to, confer with Buyer on a regular basis to keep it informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the Companies.
     (b) Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Seller shall give prompt notice to Buyer of (i) the discovery by Seller of any breach by Seller of any of its representations and warranties contained herein, or of any of its covenants contained in this Agreement; or (ii) any event, circumstance or other change in the business, properties, results of operations, condition (financial or otherwise) or prospects of the Companies that, alone or in the aggregate, has had or, so far as reasonably can be foreseen at the time of its occurrence, reasonably could be expected to have, a Material Adverse Effect, to the extent not already disclosed in the Disclosure Schedule. Each of Seller and Buyer shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
     (c) Payment of Transaction Expenses. All legal, accounting and transaction expenses incurred by Seller in connection with the transaction contemplated by this Agreement shall be timely paid by Seller in the ordinary course of business by Seller. All

Page | 30

legal, accounting and transaction expenses incurred by Buyer in connection with the transaction contemplated by this Agreement shall be timely paid by Buyer in the ordinary course of business by Buyer.
     13. Public Announcements. Buyer and GHC&K will consult with Seller before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation and agreement as to the form and content of such press release or public statement, except as may be required by law.
     14. Post Closing Matters.
     (a) Guarantees. Buyer, GHC&K and each of the Companies acknowledge the existence of certain guarantees and general indemnities granted by Seller, American Commercial Lines, Inc. or any of its or their affiliates or subsidiaries prior to the Closing and as set forth on Exhibit F attached hereto (the “ ACL Guarantees”), which are related to current obligations of the Companies. The ACL Guarantees are contemplated to continue in accordance with their terms until released upon completion of the respective underlying contractual obligations. Following the Closing, Buyer, GHC&K and each of the Companies shall, jointly and severally, indemnify and hold Seller, American Commercial Lines, Inc. or any of its or their affiliates or subsidiaries harmless from any liability, loss, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) incurred in connection the ACL Guarantees, amounts due thereunder or the enforcement thereof. In addition, Buyer, GHC&K and the Companies agree not to utilize or rely upon the guarantees or general indemnities for any new project, to secure any new bonds or for any other purpose. Notwithstanding anything in this Agreement to the contrary, the indemnification obligation under this Section 14(a) shall not be subject to any limitations in Section 9 and shall survive the Closing and continue in full force and effect until such time the ACL Guarantees are fully released.
     (b) Conduct of Business. For a period equal to the longer of eighteen (18) months after the Closing Date, or a full release of Seller, American Commercial Lines, Inc. and any of its or their affiliates or subsidiaries from the ACL Guarantees, Buyer shall, and shall cause the Companies to (i) operate their business diligently and in good faith; (ii) maintain their properties, machinery and equipment (excluding the CMI Reclaimer (tiller)) in good operating condition (normal wear and tear excepted) and repair (subject to routine maintenance); (iii) maintain all existing policies of insurance (or comparable policies) of or relating to the them in full force and effect; (iv) use their reasonable commercial efforts to preserve their business organizations intact, (v) diligently complete the E.W. Brown project, (vi) not sell, convey, encumber or otherwise transfer the Real Property (except pursuant to the Real Estate Purchase Agreement), (vii) not sell, transfer, or dispose of any material asset except for legitimate business purposes, (viii) pay their debts and obligations as they come due in the ordinary course of business, (ix) not make any distributions, draws or other payments of cash or property to its members (other than for income tax liabilities attributed to the Companies, to reimburse the members for actual expenses incurred on behalf of the Companies, for a reasonable guaranteed salary based on the work performed by a member for the Companies, or for

Page | 31

reasonable quarterly distributions of up to 25% of the profits of the Companies, provided the Companies are each balance sheet solvent, are in compliance with the other provisions of this Agreement, no indemnification claim has been made against the Buyer or the Companies that remains unresolved and, such distributions will not reasonably impair the Companies’ ability to satisfy its indemnification obligations under this Agreement), and (x) not make any bonus payments to employees, managers, directors or officers other than in the normal course of business consistent with past practices.
     (c) Employee Benefits
     (i) Buyer 401(k). Buyer agrees to permit employees of the Companies who have met the eligibility requirements of the 401(k) plan sponsored by Buyer to commence participation in such 401(k) plan after the Closing. Buyer further agrees to cause all service with the Companies prior to the Closing to be credited under the 401(k) plan sponsored by Buyer for all purposes, including, without limitation, eligibility to participate and vesting.
     (ii) COBRA. Buyer agrees to accept responsibility following the Closing for compliance with the continuation of health coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) with respect to the employees of the Companies as of the Closing, and their spouses and dependents, former employees and other qualified beneficiaries receiving COBRA coverage as of the Closing, and the former employees and other persons with rights to elect COBRA continuation coverage under the Companies’ health plan.
     (iii) Restricted Stock. Buyer and the Companies acknowledge and understand that all Restricted Stock Units under the ACL Stock Incentive Plan belonging to employees of the Companies which have not vested prior to the Closing will be forfeit.
     (iv) Employees.
     (A) The Companies agree to continue the employment of all current employees for a period of at least fifteen (15) days following the Closing Date.
     (B) Buyer shall be responsible for and timely pay all unemployment claims, severance payments or other expenses related to the termination of employees on or after the Closing.
     (d) Long Term Liabilities. Seller hereby agrees to assume and timely pay when due all long term indebtedness of the Companies for borrowed money as set forth in Section 14(d) of the Disclosure Schedules.
     (e) July 23, 2008 Collision on Incident, Mile Marker 97 of the Mississippi River.

Page | 32

     (i) Seller hereby agrees to (i) assume the defense of the third-party claims against the Companies listed in Item 1 of Schedule 4(q) of the Disclosure Schedule related to payment of receivables arising out of or related to clean-up activities performed at the request of the Companies related to the July 23, 2008 collision incident at Mile Marker 97 of the Mississippi River, and (ii) indemnify and hold Buyer and its affiliates, successors and assigns, harmless from and against any judgment, settlement or other payment in connection with such third-party claims (which shall be made in accordance with Section 10(e)(i)); provided, the Companies shall, at their own cost and expense, fully cooperate with Seller in the defense of such third-party claims; further provided, that upon any settlement by Seller of such third-party claims, Buyer and Companies shall release, waive and discharge its corresponding receivable related to such third-party claim, and shall hold Seller and its affiliates harmless with respect thereto.
     (ii) To the extent Seller or any of its affiliates makes a payment directly to Buyer or the Companies which relate to any Company payable arising out of or related to the July 23, 2008 collision incident at Mile Marker 97 of the Mississippi River, Buyer or the Companies shall immediately use such payment to satisfy the corresponding payable.
     (g) Taxes.
     (i) Seller shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of the Companies with respect to Taxes for which Seller has sole or primary liability imposed by any Taxing Authority for all periods ending on or prior to the Closing Date. After the Closing Date, as Seller may reasonably request with respect to the preparation of such Tax Returns, Buyer will cause each of the Companies to provide such schedules, summaries and other information, consistent with past practices, to the Seller and its accountants and will cause employees of the Companies and any outside accountants of the Companies and Buyer to provide such other reasonable assistance including reasonable access to books and records of each of the Companies, including assistance in making copies thereof, all at no cost to Seller.
     (ii) Buyer shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of the Companies other than those specified in Section 14(f)(i). Buyer shall be responsible and liable for the timely payment of all Taxes imposed on or with respect to the properties, income and operations of the Companies for all periods beginning after the Closing Date.
     (iii) Seller, at its sole expense, has the right to exercise sole authority on behalf of each of the Companies and Buyer (i) to control, in whole or in part, any Tax audit or contest, (ii) to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, (iii) to consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (iv) to initiate any claim for refund, and (v) to amend any Tax Return,

Page | 33

in each case relating to Taxes for which the Sellers have the authority and obligation to file Tax Returns as set forth in forth in Section 14(f)(i). Buyer shall notify Seller as expeditiously as possible of any audit that could give rise to any liability of Seller.
     (iv) Any Tax refund received by any of the Companies relating to a period or partial period ending on or before the Closing Date shall be paid to the Seller.
     (h) For a period equal to the longer of eighteen (18) months after the Closing Date, or a full release of Seller, American Commercial Lines, Inc. and any of its or their affiliates or subsidiaries from the ACL Guarantees, GHC&K shall not sell, convey, encumber or otherwise transfer the Acquired Real Property.
     15. Notices. Any notice or request required or permitted to be given hereunder (each, a “ Notice” or a “ notice”) shall be in writing and shall be (as elected by the party giving such Notice) (a) transmitted by certified or registered mail, return receipt requested, postage prepaid, (b) transmitted by a nationally recognized overnight courier service or (c) transmitted by facsimile transmission. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given (i) five (5) business days after the date of posting if transmitted by certified or registered mail, (ii) the first business day after the date of posting if delivered by a national overnight courier service or (iii) the date of transmission with confirmed answer back if transmitted by facsimile (provided that such notice or other communication is also sent in the manner described in (i) or (ii) above within one (1) business day after being sent by facsimile). Any party may change its address for purposes hereof by notice given to the other party. Notices hereunder shall be directed to the parties at their respective addresses as follows:

If to Seller:	ACL Professional Services Inc.
1701 East Market Street
Jeffersonville, Indiana 47130
Attn: Thomas R. Pilholski, Senior Vice President

With a copy to:	American Commercial Lines LLC
1701 East Market Street
Jeffersonville, Indiana 47130
Attn: General Counsel

If to Buyer:	E & J Ventures, LLC
2125 Glenview Drive
Evansville, Indiana 47720
Attn: Eric B. Dodd

With a copy to:	Marc D. Fine
Rudolph, Fine, Porter & Johnson, LLP
221 N.W. Fifth Street
P. O. Box 1507

Page | 34

Evansville, Indiana 47706-1507

If to Companies:	Summit Civil Services or Summit Environmental Services
2125 Glenview Drive
Evansville, Indiana 47720
Attn: Eric B. Dodd

With a copy to:	Marc D. Fine
Rudolph, Fine, Porter & Johnson, LLP
221 N.W. Fifth Street
P. O. Box 1507
Evansville, Indiana 47706-1507

If to GHC&K:	GHC&K, LLC 2125 Glenview Drive
Evansville, Indiana 47720
Attn: Eric B. Dodd

With a copy to:	Marc D. Fine
Rudolph, Fine, Porter & Johnson, LLP
221 N.W. Fifth Street
P. O. Box 1507
Evansville, Indiana 47706-1507
     16. Complete Agreement. This Agreement, together with Holdback Note, the Seller Related Agreements and the Buyer Related Agreements, represent the entire agreement between the parties hereto covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Agreement except by a written agreement executed by all the parties hereto. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that Seller’s rights under that certain Purchase Agreement by and between Summit Contracting, Inc. and ACL Professional Services Inc. dated March 31, 2008, shall not be affected by this Agreement, and any claims that may exist against Summit Contracting, Inc. by the Companies pursuant to such agreement are hereby assigned to Seller.
     17. Authorized Signatories. The persons executing this Agreement for and on behalf of each party each represent that they have the requisite authority to bind the entities on whose behalf they are signing.
     18. Partial Validity. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.
     19. Governing Law; Construction.

Page | 35

     (a) This Agreement shall be interpreted and enforced according to the laws of the State of Indiana.
     (b) The parties hereby stipulate that the exclusive, proper and preferred venue of any claim or cause of action brought in respect of the interpretation hereof or the rights of the parties hereunder, both during the term of this Agreement or subsequent to any termination hereof, shall lie in the Marion County, Circuit or Superior Courts, Indianapolis, Indiana, or in the United States District Court for the Southern District of Indiana. Each party hereby consents to the exclusive jurisdiction and venue of the State and Federal courts serving Marion County, Indiana.
     (c) All headings and sections of this Agreement are inserted for convenience only and do not form part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.
     (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.
     (e) The provisions of this Agreement are intended to be for the sole benefit of the parties hereto and their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be constituted to be, for the benefit of any third party.
     20. Good Faith. All acts and action by the parties to this Agreement shall be taken only in good faith by the respective party.
     21. Knowledge. For the purposes of this Agreement, the phrase “to the knowledge of Seller and the Companies,” “of which Seller or any of the Companies has knowledge” or any phrase of similar import shall be deemed to refer only to the actual knowledge of Seller and the Companies after due inquiry (unless otherwise noted). For the purposes of this Agreement, the phrase “to the knowledge of Buyer,” “of which Buyer has knowledge” or any phrase of similar import shall be deemed to refer only to the actual knowledge of Buyer, GHC&K and Eric Dodd after due inquiry (unless otherwise noted).
     22. Material Adverse Effect. For the purposes of this Agreement, “ Material Adverse Effect”, as first referenced in Section 4(f)(B), shall mean any event, occurrence, fact, audit, change or effect that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the businesses, assets, results of operations, condition (financial or otherwise) or prospects of the Companies; provided, however that a material change or effect, individually or in the aggregate, shall be greater than Two Hundred Fifty Thousand Dollars ($250,000).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

Page | 36

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

E & J Ventures, LLC., an Indiana limited liability company
By:	/s/ Eric B. Dodd
Title:	Manager

ACL PROFESSIONAL SERVICES INC., a Delaware corporation
By:	/s/ D.R. Landry
Title:	Senior Vice President and General Counsel

SUMMIT CONTRACTING, LLC, an Indiana limited liability company
By:	/s/ D.R. Landry
Title:	Senior Vice President and General Counsel

SUMMIT CIVIL SERVICES, LLC, an Indiana limited liability company
By:	/s/ D.R. Landry
Title:	Senior Vice President and General Counsel

SUMMIT ENVIRONMENTAL SERVICES, LLC, an Indiana limited liability company
By:	/s/ D.R. Landry
Title:	Senior Vice President and General Counsel

GHC&K, LLC, an Indiana limited liability company
By:	/s/ Eric B. Dodd
Title:	Manager

Page | 37

EXHIBIT A
Form of Holdback Note
See attached.

Page | 38

EXHIBIT B
Form of Noncompetition Agreement
See attached.

Page | 39

EXHIBIT C
Estimated Working Capital
See attached.

Page | 40

EXHIBIT D
Form of Real Estate Purchase Agreement
See attached.

Page | 41

EXHIBIT E
Form of Amendment to Specific Services Agreement
See attached.

Page | 42

EXHIBIT F
List of ACL Guarantees
1.	Parent Guarantee of Contractor’s Obligation dated August 20, 2008 for Summit Civil Services LLC, EW Brown Main Pond Starter Dike Construction: Contract #460505.

2.	General Agreement of Indemnity dated May 27, 2009.

Page | 43